EXHIBIT A

                                 PLAN OF MERGER
                                       OF
                   FIDELITY FINANCIAL BANKSHARES CORPORATION
                                 WITH AND INTO
                     BB&T FINANCIAL CORPORATION OF VIRGINIA

     SECTION 1. CORPORATIONS PROPOSING TO MERGE AND SURVIVING CORPORATION. Fidelity Financial Bankshares Corporation, a Virginia corporation ("Fidelity"), shall be merged (the "Merger") with and into BB&T Financial Corporation of Virginia, a Virginia corporation ("BB&T Financial-Virginia"), pursuant to the terms and conditions of this Plan of Merger (the "Plan of Merger") and of the
Agreement and Plan of Reorganization, dated as of August   , 1996 (the
"Agreement"), by and between Fidelity and Southern National Corporation, a North Carolina corporation and parent corporation of BB&T Financial-Virginia ("SNC"). The effective time for the Merger (the "Effective Time") shall be set forth in the Articles of Merger to be filed with the Clerk of the State Corporation Commission of Virginia. BB&T Financial-Virginia shall continue as the surviving corporation (the "Surviving Corporation") in the Merger and the separate corporate existence of Fidelity shall cease.

     SECTION 2. EFFECTS OF THE MERGER. The Merger shall have the effects set forth in Section 13.1-721 of the Virginia Stock Corporation Act (the "VSCA").

     SECTION 3. ARTICLES OF INCORPORATION AND BYLAWS. The Articles of Incorporation and the Bylaws of BB&T Financial-Virginia as in effect immediately prior to the Effective Time shall remain in effect as the Articles of Incorporation and Bylaws of the Surviving Corporation following the Effective Time until changed in accordance with their terms and the VSCA.

     SECTION 4. CONVERSION OF SHARES.

     (a) At the Effective Time, each share of common stock, $1.00 par value per share, of Fidelity ("Fidelity Common Stock") outstanding immediately prior to the Effective Time, shall by virtue of the Merger and without any action on the
part of the holder thereof, be converted into and become        shares of common
stock, $5.00 par value per share, of SNC ("SNC Common Stock").

     (b) At the Effective Time, each share of the common stock of BB&T Financial-Virginia issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding.

     SECTION 5. NO RIGHT TO DISSENT. Pursuant to Section 13.1-730C of the VSCA, holders of Fidelity Common Stock shall have no right to dissent from the Merger.

     SECTION 6. NO FRACTIONAL SHARES. Notwithstanding any other term or provision hereof, no fraction of a share of SNC Common Stock, and no certificates or script therefor or other evidence of ownership thereof, will be issued in connection with the conversion of Fidelity Common Stock in the Merger, and no right to receive cash in lieu thereof shall entitle the holder hereof to any voting or other rights of a holder of shares or fractional share interests of Fidelity. In lieu of such fractional shares, any holder of shares who would otherwise be entitled to fractional shares of SNC Common Stock will, upon surrender of his certificate or certificates representing shares of Fidelity Common Stock outstanding immediately prior to the Effective Time, be paid the cash value of each such fraction, computed in accordance with the ratio set forth in Section 4(a) above.

     SECTION 7. AMENDMENT. At any time before the Effective Time, this Plan of Merger may be amended, provided that: (i) any such amendment is approved by the Board of Directors of Fidelity ; and (ii) no such amendment made subsequent to the submission of this Plan of Merger to the shareholders of Fidelity shall have any of the effects specified in Section 13.1-718.I of the VSCA without the approval of the shareholders affected thereby.